Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES

SECOND QUARTER RESULTS

Second Quarter Highlights:

•                  Net income increased 34% to $8.2 million

•                  EPS increased to $0.29 as compared with $0.24 in 2002

•                  EBITDA less minority interest increased 28% to $27.5 million

•                  16% domestic same-facility revenue growth

Dallas, Texas (July 29, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the second quarter and six months ended June 30, 2003.

For the second quarter ended June 30, 2003, net revenues were $111.5 million, up 30% from $85.8 million in the prior year second quarter.  Net income for the second quarter of 2003 increased 34% to $8.2 million from $6.1 million in the prior year period, and earnings per share increased 21% to $0.29 per diluted share from $0.24 per diluted share in the prior year second quarter.  The effective tax rate for the second quarter of 2003 was 37.5% as compared with 32.0% for the second quarter of 2002.  Earnings before interest, taxes, depreciation and amortization less minority interests increased 28% to $27.5 million for the second quarter of 2003, versus $21.5 million for the second quarter of 2002.  Same-facility revenue for the second quarter of 2003 increased 16% for facilities in the U.S. and 21% for facilities in Western Europe over the prior year second quarter.

For the six months ended June 30, 2003, net revenues were $213.6 million, up 33% from $160.9 million in the prior year period.  Net income for the first half of 2003 increased 41% to $15.3 million from $10.8 million in the prior year period, and earnings per share increased 28% to $0.55 per diluted share from $0.43 per diluted share in the prior year six-months period.  Earnings before interest, taxes, depreciation and amortization less minority interests increased 33% to $52.9 million for the six months ended June 30, 2003, versus $39.7 million for the same period in 2002.  Same-facility revenue for the first half of 2003 increased 16% for facilities in the U.S. and 25% for facilities in Western Europe over the prior year period.

Commenting on the second quarter results, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We are pleased to report another solid quarter with total same-facility revenue growth of 18%, which was benefited by 700 basis points due to a weaker dollar.  Also, the Company achieved continued progress in adding new facilities.  We are optimistic that our development will continue to build on current momentum.”

During the second quarter, United Surgical Partners International acquired two operational surgery centers and one facility currently under construction.  Of the three centers, two are located in Dallas, Texas, and are affiliated with Baylor Health Care System, and the third is located in Austin, Texas.  In Western Europe, United Surgical Partners completed the acquisition of Highgate Hospital, the Company’s third hospital in London, England.

Subsequent to the end of the second quarter, the Company began construction on its sixth de novo facility in 2003.  The facility, located in Southern California, is in partnership with Catholic Healthcare West.  In addition, the Company modified its relationships with the OrthoLink physicians, which will result in the repayment to United Surgical Partners International of receivable advances of approximately $20 million.  In the second quarter, the Company collected $7 million and expects to collect an additional $13 million in the third quarter.  Commenting on the OrthoLink agreements, Mr. Steen added, “Our modified agreements reduce capital and service commitments for our company and reduce the costs to the physicians.”

In closing, Mr. Steen added, “Operationally, the Company is performing well, and we continue to work with both new and existing not-for-profit hospital partners to identify new de novo opportunities.  We believe these relationships will be the key to the development of additional facilities in the years to come.  Full year 2003 results are on plan, and we believe that recently completed development activities should lead to excellent results next year.”

The live broadcast of United Surgical Partners’ conference call will begin at 11:00 a.m. Eastern Time on July 30, 2003.  A 30-day online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.companyboardroom.com.

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 68 surgical facilities in the United States, Spain and the United Kingdom.  Of these, 28 domestic facilities are jointly owned with 12 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues	$111,544	$85,841	$213,603	$160,919

Operating expenses:
Salaries, benefits and other employee costs	27,407	20,852	52,903	39,968
Medical services and supplies	21,129	16,759	41,032	31,155
Other operating expenses	19,955	15,319	37,971	29,019
General and administrative expenses	7,373	6,383	14,087	12,279
Provision for doubtful accounts	1,994	1,570	3,542	2,698
Depreciation and amortization	7,870	6,321	15,307	11,978
Total operating expenses	85,728	67,204	164,842	127,097

Operating income	25,816	18,637	48,761	33,822
Interest expense, net	(6,666)	(6,202)	(13,223)	(11,822)
Other	103	(26)	109	(73)
Income before minority interests	19,253	12,409	35,647	21,927
Minority interests in income of consolidated subsidiaries	(6,178)	(3,418)	(11,188)	(6,106)
Income before income taxes	13,075	8,991	24,459	15,821
Income tax expense	(4,902)	(2,877)	(9,164)	(5,003)
Net income	$8,173	$6,114	$15,295	$10,818

Net income per diluted share	$0.29	$0.24	$0.55	$0.43

Shares used in computing diluted earnings per share	27,950	25,655	27,854	25,430

Supplemental Data:
EBITDA less minority interests	$27,508	$21,540	$52,880	$39,694
Facilities operated at period end			68	58

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	Dec. 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$34,444	$47,571
Accounts receivable, net of allowance for doubtful accounts of $7,232 and $7,154, respectively	49,282	39,176
Other receivables	25,805	34,735
Inventories	8,142	7,756
Other	15,154	12,658
Total current assets	132,827	141,896

Property and equipment, net	315,992	270,387
Investments in affiliates	21,875	18,696
Intangible assets, net	309,488	287,584
Other	19,483	8,722

Total assets	$799,665	$727,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$31,222	$25,989
Accrued expenses and other	54,692	51,363
Current portion of long-term debt	15,465	13,132
Total current liabilities	101,379	90,484

Long-term debt	281,560	263,571
Other liabilities	33,486	24,109
Total liabilities	416,425	378,164

Minority interests	33,092	26,860

Common stockholders’ equity	350,148	322,261

Total liabilities and stockholders’ equity	$799,665	$727,285

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Supplemental Financial Information

(in thousands, except number of facilities)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenue:
Net patient service revenue	$98,094	$74,393	$188,564	$139,421
Management and administrative services revenue	9,161	8,363	17,198	15,686
Equity in earnings of unconsolidated affiliates	3,265	2,397	5,806	4,493
Other income	1,024	688	2,035	1,319
Total revenues	$111,544	$85,841	$213,603	$160,919

Unconsolidated Facilities(1):
Total revenue	$56,051	$35,606	$102,588	$64,306
Number of facilities			29	23

(1)               Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International.  The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net income	$8,173	$6,114	$15,295	$10,818
Income tax expense	4,902	2,877	9,164	5,003
Interest and other nonoperating expense	6,563	6,228	13,114	11,895
Depreciation and amortization	7,870	6,321	15,307	11,978

EBITDA (1) Less Minority Interests	27,508	21,540	52,880	39,694
Minority interests in income of consolidated subsidiaries	6,178	3,418	11,188	6,106

EBITDA (1)	33,686	24,958	64,068	45,800

Provision for doubtful accounts	1,994	1,570	3,542	2,698
Amortization of debt issue costs, discount and deferred compensation	605	471	1,184	893
Interest and other nonoperating expense	(6,563)	(6,228)	(13,114)	(11,895)
Income tax expense	(4,902)	(2,877)	(9,164)	(5,003)
Equity in earnings of unconsolidated affiliates	(3,265)	(2,397)	(5,806)	(4,493)
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects of purchases of new businesses	4,886	(5,413)	4,246	(3,954)

Net cash provided by operating activities	$26,441	$10,084	$44,956	$24,046

(1)               EBITDA is calculated as operating income plus depreciation and amortization.  United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance.  EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability.  EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance.  Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

UNITED SURGICAL PARTNERS

INTERNATIONAL, INC.

Key Operating Statistics

	Three Months Ended June 30,
	2003	2002	% Change

Same-facility statistics:

Cases – United States	58,775	54,814	7.2%

Net revenue/case – United States	$1,553	$1,431	8.6%

Facility EBITDA margin – United States	35.6%	33.6%	200	bps

Adjusted admissions – Western Europe	26,782	27,239	(1.7)%

Net revenue/adjusted admission – Western Europe	$1,658	$1,351	22.7%

Net revenue/adjusted admission – Western Europe (at constant currency translation rates)	$1,658	$1,615	2.6%

Facility EBITDA margin – Western Europe (1)	25.3%	26.3%	(100	)bps

Consolidated facility statistics:

Total cases – United States	36,778	30,027	22.5%

Same facility cases (without acquisitions) (2)	32,515	30,027	8.3%

Total adjusted admissions – Western Europe	26,782	26,497	1.1%

Same facility adjusted admissions (without acquisitions) (2)	26,136	26,497	(1.4)%

Total consolidated facilities	38	33

(1)               Second quarter admissions for Western European facilities and margins were slightly lower compared with the prior year due to the Easter holidays occurring within the second quarter of 2003 as opposed to the first quarter of the prior year.

(2)              Excludes acquired facilities during the first year of ownership.